Exhibit 10.9

Indemnification, Insurance and Exculpation Undertaking

Date: ______, 202__

Mr. / Ms. _________,

WHEREAS,	at the request of Newsight Imaging Ltd. (the “Company”), you served in the past, are currently serving or will serve in the future as an “Office Holder” (“nosse misra”) of the Company, as such term is defined in Section 1 of the Israeli Companies Law, 5759-1999, as amended (together with the regulations promulgated thereunder, the “Companies Law”); and

WHEREAS,	both the Company and you recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies; and

WHEREAS,	the Company has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future, (ii) and it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS,	Article 28 of the Company’s Amended and Restated Articles of Association (the “Articles of Association”) provides that the Company may indemnify its Office Holders to the fullest extent permitted by applicable law; and

WHEREAS,	in recognition of your need for substantial protection against personal liability in order to assure your continued service to the Company in an effective manner and, in part, in order to provide you with specific contractual assurance that the indemnification, insurance and exculpation afforded by the Articles of Association will be available to you, the Company wishes to undertake in this Indemnification, Insurance and Exculpation Undertaking to indemnify you and to advance expenses to you to the fullest extent permitted by applicable law and as set forth in this Indemnification, Insurance and Exculpation Undertaking and provide for insurance and exculpation of you as set forth in this Indemnification, Insurance and Exculpation Undertaking; and

WHEREAS,	on [______], 2023, the Company’s shareholders in general meeting approved the issuance of this Indemnification, Insurance and Exculpation Undertaking;

THEREFORE,	the Company hereby confirms to you that:

I. Indemnification.

1.	Undertaking to Indemnify. The Company hereby undertakes to indemnify you to the fullest extent permitted by applicable law for any liability and expense specified in subsections (a) through (f) below, imposed on you due to or in connection with an act performed by you in your capacity as an Office Holder, either prior to or after the date hereof, including as a director, officer, employee, observer, agent or fiduciary of the Company, any subsidiary thereof or any another corporation, collaboration, partnership, joint venture, trust or other enterprise, in which you serve at any time at the request of the Company (a “Corporate Capacity”). The term “act performed in your capacity as an Office Holder” shall include, without limitation, any act, omission and failure to act and any other circumstances relating to or arising from your service in a Corporate Capacity.

a.	Financial liability imposed on you in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitration award confirmed by a court. For purposes of Section 1 of this Indemnification, Insurance and Exculpation Undertaking, the term “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body.

b.	Reasonable litigation expenses, including attorneys’ fees, incurred by you as a result of an investigation or any proceeding instituted against you by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without the filing of an indictment against you and without there being imposed on you a financial obligation in lieu of a criminal proceeding, or that was concluded without the filing of an indictment against you but with the imposition of a financial obligation in lieu of a criminal proceeding in an offense that does not require proof of mens rea, or in connection with a financial sanction. In this paragraph:

i.	conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been instigated shall have the meaning specified in Section 260(a)(1A) of the Companies Law; and

ii.	“financial obligation in lieu of a criminal proceeding” shall mean a financial liability imposed by law in lieu of a criminal proceeding, including an administrative fine under the Administrative Offenses Law, 5746-1985, a fine for an offense categorized as a fine-bearing offense under the provisions of the Criminal Procedure Law, a financial sanction or a penalty;

c.	Reasonable litigation expenses, including attorneys’ fees, incurred by or assessed against you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in a criminal charge from which you are acquitted or in a criminal charge for which you are convicted of an offense that does not require proof of mens rea.

d.	Expenses incurred by you in connection with a proceeding pursuant to Article D of Chapter Four of Part Nine of the Companies Law, as amended from time to time, including reasonable litigation expenses, and including attorneys’ fees.

e.	Expenses incurred by you in connection with a proceeding under the Israeli Economic Competition Law, 5748-1988 or in connection therewith, which is conducted with respect to you, including reasonable litigation expenses, and including attorneys’ fees.

f.	Any other liability or other expense for which it is permitted or will be permitted by law to indemnify you including in accordance with Section 56h(b)(1) of the Israeli Securities Law, 5728-1968.

For the purpose of this Indemnification, Insurance and Exculpation Undertaking, “expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by you in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided. Expenses shall be considered paid or incurred by you at such time as you are required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand.

If you so request in writing, and subject to the Company’s repayment and reimbursement rights set forth herein and to any limitation imposed by applicable law, the Company shall pay amounts to cover expenses with respect to which you are entitled to be indemnified under Section 1 above, as and when incurred. If you so request, (i) the payments of such amounts shall be made promptly by the Company directly to your legal and other advisors, and (ii) the Company will promptly make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting for liens imposed on your assets. The obligation of the Company to make such advances shall be subject to the condition that, if, when and to the extent that it is determined by a final judgment of a court of competent jurisdiction that you were not entitled to be so indemnified under applicable law, you hereby agree to promptly reimburse the Company for all such amounts theretofore advanced and to which you are not entitled.

2.	Scope of Coverage. The Company’s undertaking to indemnify you pursuant to Section 1(a) above is limited to liabilities and expenses deriving from your actions in the cases detailed below (in this section, the “Company” includes subsidiaries and affiliated companies in which you serve as an Office Holder in matters related thereto):

a.	actions or omissions deriving from the Company being public or from the fact that its securities were offered or will be offered to the public or traded or will be traded on a stock exchange, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

b.	any claims that matters were required to be included in public disclosures and that were not disclosed as required by law, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

c.	your actions or omissions in a Corporate Capacity relating to the operations and management of the Company;

d.	actions or omissions in connection with investments the Company makes in other entities, whether before or after the investment is made, for the purpose of entering into, effecting, developing, monitoring and supervising the transaction;

e.	any sale, purchase or holding of marketable securities, or other investments for or on behalf of the Company;

f.	actions or omissions relating to the purchase or sale of companies, legal entities or their assets, their splitting or merging;

f.	actions or omissions related to the Company’s labor relations or the Company’s commercial relationships, including with employees, independent contractors, customers, suppliers and other service providers;

g.	any “Transaction” as defined in Section 1 of the Companies Law;

h.	issuance of the Company’s securities pursuant to a prospectus and any amendment to such prospectus, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

i.	all the subjects that would have been required to be disclosed in a prospectus, including in any draft of the prospectus, as to which disclosure was not made or allegedly was not made as required by law, and all subjects that would have been required to be disclosed in subsequent disclosure documents or reports of the Company, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

j.	public or private securities offerings by the Company, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

k.	violations of applicable laws and regulations, including (1) any laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations or laws related to any governmental grants in any jurisdiction, (2) privacy laws, (3) environmental laws, (4) anti-corruption laws, (5) employment laws and (6) sanctions and import/export laws;

l.	any claim or demand made by any lenders or other creditors or for moneys borrowed by, or other indebtedness of, the Company or in connection with change in ownership or in the structure of the Company, its reorganization, dissolution, winding up, any other arrangements concerning creditors rights;

m.	any claim or demand made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf;

n.	any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, country, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

o.	participation and/or non-participation at the Company’s Board of Directors (or committees thereof) meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s Board of Directors (or committees thereof) meetings;

p.	claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

q.	claims of anti-competitive acts and acts of commercial wrongdoing;

r.	claims of violation, infringement, misappropriation, dilution and other misuse of intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy including with respect to databases or personal information and acts in connection with slander and defamation;

s.	liabilities arising in connection with development of any products or services developed, distributed, rendered, sold, provided, licensed or marketed by the Company, and any actions or omission in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims;

t.	liabilities arising out of advertising, including misrepresentations regarding the Company’s products or services; and

u.	any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity.

3.	Exclusions. The Company shall not indemnify you for any financial liability imposed upon you for any of the following:

a.	breach of the duty of loyalty, unless you acted in good faith and had a reasonable basis to assume that such action would not prejudice the best interests of the Company;

b.	intentional or reckless breach of the duty of care, but specifically excluding negligence;

c.	an action taken with the intention to unlawfully gain personal profit; or

d.	any fine, civil fine, financial sanction or penalty imposed on you.

4.	Amount of indemnification.

a.	The maximum aggregate amount of indemnification to be paid by the Company to all Office Holders who are entitled to indemnification, whether in advance or retroactively, according to all the indemnification undertakings that the Company will grant to the Office Holders (including indemnification undertakings granted to Office Holders of its direct and indirect subsidiaries), if and to the extent it will grant the same, shall not exceed, in the aggregate, the greatest of (i) 25% of shareholders’ equity (as reported in the Company’s last published consolidated financial statements, as of the date of each payment in respect of the indemnification undertakings), (ii) US$30 million, (iii) 10% of the total market capitalization of the Company (calculated as the average closing price of the Company’s ordinary shares over the 30 trading days prior to the date of each payment in respect of the indemnification undertakings multiplied by the total number of issued and outstanding shares of the Company as of the date of each payment) and (iv), in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale of, or value exchanged in relation to, such securities by the Company and/or any shareholder in such offering (the “Maximum Indemnification Amount”).

b.	If the total of the amounts for which all Office Holders are entitled to indemnification exceeds the Maximum Indemnification Amount, each relevant Office Holder, including you, will receive indemnification based on the ratio between the amount for which such Office Holder is liable and the aggregate amount for which all Office Holders are liable with respect to such matter.

c.	In the event that you receive indemnification from an insurer in accordance with a directors and officers insurance policy with respect to a matter that is the subject of indemnification, the indemnification shall be granted in the amount of the difference between the indemnification due to the Office Holder according to this Indemnification, Insurance and Exculpation Undertaking for such indemnification, and the amount received from the insurer in respect of such matter, provided that the indemnification amount to which the Company has committed does not exceed the Maximum Indemnification Amount. In the event that the Company receives indemnification from the insurer as stated, the Company’s liability shall not be reduced according to this Indemnification, Insurance and Exculpation Undertaking and the amounts of the total indemnification may be beyond the amounts received from the insurance company up to the Maximum Indemnification Amount.

5.	Conditions for granting indemnification.

a.	You shall notify the Company of any judicial or administrative proceeding (“Legal Proceeding”) that may be initiated against you, and of any suspicion or threat that any such Legal Proceeding may be initiated against you, promptly after you first become aware of it, and you shall forward to the Company or to whomever is designated by the Company, without delay, any document you receive in connection with such proceeding. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the you under this Indemnification, Insurance and Exculpation Undertaking, or otherwise, unless and only to the extent that such failure or delay materially prejudices the Company.

b.	The Company shall be entitled to assume your legal defense of such Legal Proceeding or to turn over such defense to any counsel selected by the Company for this purpose.

c.	The Company or such counsel shall be exclusively entitled to conduct your legal defense and to conclude such proceeding as they deem fit. At the request of the Company, you shall sign any document authorizing the Company or such counsel to handle your defense in such proceeding and to represent you in all matters related thereto, in accordance with the above. The Company shall not be liable to indemnify you under this Indemnification, Insurance and Exculpation Undertaking for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected by you without the Company’s prior written consent.

d.	If the Company acts in accordance with the provisions of subsection (c) above and you enable it to do so, the Company will cover all the other expenses and payments that are involved so that you will not be required to pay or finance them yourself, without this detracting from the indemnification to which you are entitled pursuant to this Indemnification, Insurance and Exculpation Undertaking.

e.	You shall fully cooperate with the Company or any such counsel as may be required of you by any of them as part of their dealing with such Legal Proceeding, provided that the Company will cover all expenses involved so that you will not be required to pay or finance them yourself.

II. Insurance.

6.	The Company undertakes that, subject to the mandatory limitations under applicable law, as long as it may be obligated to provide indemnification and advance expenses under this Indemnification, Insurance and Exculpation Undertaking, the Company will purchase and maintain in effect directors and officers liability insurance that will include coverage for your benefit, providing coverage in amounts as reasonably determined by the Board; provided that the Company shall have no obligation to obtain or maintain directors and officers insurance policy if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company hereby undertakes to notify you at least 30 days prior to the expiration or termination of the directors and officers insurance policy.

7.	The Company undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on your behalf, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies. The above shall not derogate from the Company’s authority to freely negotiate or reach any compromise with the insurer which is reasonable in the Company’s sole discretion, provided that the Company shall act in good faith and in a diligent manner.

8.	The Company shall not be liable under this Indemnification, Insurance and Exculpation Undertaking to make any payment in connection with any Indemnifiable Event to the extent you have otherwise actually received payment under any insurance policy or otherwise (without any obligation on your part to repay any such amount) of the amounts otherwise indemnifiable hereunder. Any amounts paid to you under such insurance policy or otherwise after the Company has indemnified you for such liability or expense shall be repaid to the Company promptly upon receipt by you. The Company hereby acknowledges that from time to time you may have certain rights to indemnification, advancement of expenses or insurance provided by shareholders of the Company, and certain of its affiliates and third parties (collectively, the “Secondary Indemnitors”). The Company hereby agrees (i) that the Company is the indemnitor of first resort (i.e. its obligations to you are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by you are secondary); (ii) that the Company shall be required to advance the full amount of expenses incurred by you and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and you), without regard to any rights you may have against the Secondary Indemnitors; and (iii) that the Company irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims the Company may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Without altering or expanding any of the Company’s indemnification obligations hereunder, the Company further agrees that no advancement or payment by the Secondary Indemnitors on behalf of you with respect to any claim for which you have sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of you against the Company. The Company agrees that the Secondary Indemnitors are express third party beneficiaries of the terms of this section.

III. Exculpation.

9.	To the maximum extent permitted by law, the Company hereby exculpates and releases you in advance and retrospectively from your responsibility, in whole or in part, to the Company with respect to damages related to any breach of the duty of care to the Company, except in those instances where the Company cannot exculpate you in advance from your responsibility to the Company, including with respect to the breach of the duty of care in connection with a “distribution” as such term is defined in the Companies Law.

IV. Validity of the Undertaking.

10.	This Indemnification, Insurance and Exculpation Undertaking relates to your performance as an Office Holder of the Company, or a director or officer, employee, observer, agent or fiduciary in the entities specified in the first paragraph of Section 1, and will be valid both with respect to proceedings taken against you during your term as an Office Holder, or director or officer, employee, observer, agent or fiduciary as above, and with respect to proceedings against you following the end of your term, provided that they relate to actions that were performed by you from the date on which your term of office commenced, either directly or indirectly, during or as a result of your being an Office Holder of the Company, or a director or officer, employee, observer, agent or fiduciary in the entities specified in the first paragraph of Section 1, and as a result thereof. This Indemnification, Insurance and Exculpation Undertaking shall also inure to the benefit of your heirs and other legal substitutes.

11.	This Indemnification, Insurance and Exculpation Undertaking supersedes any prior undertaking for indemnification, if given to you in the past; however, this undertaking does not derogate from or waive any other indemnification or exculpation to which you are entitled from any other source by law or by any other undertaking.

12.	This Indemnification, Insurance and Exculpation Undertaking shall not restrict the Company or prevent it from granting additional or special indemnification or exculpation, provided that this does not prejudice the indemnification or exculpation that are the subject of this Indemnification, Insurance and Exculpation Undertaking.

Your rights hereunder shall not be deemed exclusive of any other rights that you may have under the Articles of Association, applicable law or otherwise, and to the extent that during the indemnification period the indemnification rights of the then serving directors and officers are more favorable to such directors or officers than the indemnification rights provided hereunder to you, you shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law. No amendment, alteration or repeal of this undertaking or of any provision hereof shall limit or restrict any of your rights under this undertaking in respect of any action taken or omitted by you prior to such amendment, alteration or repeal, unless caused by a change to the law that cannot be altered contractually. To the extent that a change in the law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Company’s Articles of Association of the Company and this Indemnification, Insurance and Exculpation Undertaking, then you shall enjoy by this undertaking the greater benefits so afforded by such change. If any undertaking included herein is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings that will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

V. Miscellaneous

13.	Duration of Undertaking. All agreements and obligations of the Company contained herein shall continue during the period you are an Office Holder of the Company (or are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as you may be subject to any proceeding by reason of your Corporate Capacity, whether or not you are acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Indemnification, Insurance and Exculpation Undertaking. This Undertaking shall continue in effect regardless of whether you continue to serve as an Office Holder of the Company or any affiliated company at the Company’s request.

14.	Amendments and Waivers. This Undertaking shall constitute a binding undertaking by the Company enforceable in accordance with its terms. Any amendment, addition or omission will be valid only upon execution of a written agreement signed by the parties hereto. No amendment, alteration or repeal of this Indemnification, Insurance and Exculpation Undertaking or of any provision hereof shall limit or restrict any of your rights under this Indemnification, Insurance and Exculpation Undertaking in respect of any action taken or omitted by you prior to such amendment, alteration or repeal, unless caused by a change to the law that cannot be altered contractually. No waiver of any of the provisions of this Indemnification, Insurance and Exculpation Undertaking shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

15.	Notices. All notices and other communications given or made pursuant to this Indemnification, Insurance and Exculpation Undertaking shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b), if sent by electronic mail or facsimile (with electronic confirmation of receipt) on the recipient’s next business day, (c) four (4) days after having been sent by a recognized overnight courier, postage prepaid.

16.	Successors and Assigns. This Undertaking shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

17.	Governing Law. This Undertaking shall be governed by the laws of the State of Israel. The competent courts of the State of Israel located in Tel Aviv shall have exclusive jurisdiction over all matters in connection with this Indemnification, Insurance and Exculpation Undertaking, including its validity, construction, extent or cancellation. Each party irrevocably submits to the exclusive jurisdiction of such courts, and no other forum shall have any jurisdiction.

18.	Enforcement. the Company expressly confirms and agrees that it has entered into this Indemnification, Insurance and Exculpation Undertaking and assumed the obligations imposed on it hereby in order to induce you to serve as an Office Holder of the Company, and the Company acknowledges that you are relying upon this Indemnification, Insurance and Exculpation Undertaking in serving as an Office Holder of the Company.

19.	Construction. Unless otherwise indicated, (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”, and (ii) the terms “Dollars” and “$” mean U.S. dollars.

20.	Counterparts; Facsimile. This Undertaking may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Sincerely,

Newsight Imaging Ltd.

I agree to the conditions of the above
Indemnification, Insurance and Exculpation Undertaking

Signature of the recipient of the
Indemnification, Insurance and Exculpation Undertaking